CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Healthcare Trust Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust
Announces Recent Acquisition Activity

New York, New York, December 11, 2012 ˗ American Realty Capital Healthcare Trust (“ARC Healthcare” or the “Company”) announced today that is has closed on the acquisition of five seniors housing facilities and two medical office buildings representing a total purchase price, excluding acquisition costs of $128.1 million.

Of the five seniors housing facilities acquired, one is located in Palm Coast, Florida and four are located in suburban Atlanta, Georgia. The properties were acquired for an aggregate purchase price of $85.8 million and operate as assisted living facilities each with a separate wing to provide memory care services. The properties were constructed between 2007 and 2010 and were acquired using a structure created under the REIT Investment Diversification and Empowerment Act (“RIDEA”). The properties will be managed by Principal Senior Living Group, an owner and operator of assisted living and memory care communities in the southeast United States.

The two medical office buildings, which are both located in Illinois, include the Beverly Center, a 59,345 rentable square foot building located in downtown Chicago and Rush-Copley Building I, a 79,344 rentable square foot building located in Aurora. The Beverly Center was purchased for $16.5 million, exclusive of closing costs and is leased by Advocate Health and Hospitals Corporation, a not-for-profit healthcare system that operates 12 hospitals as well as approximately 250 sites throughout the Chicago area and is the largest entity within the Advocate Health Care Network that has assets of $7.0 billion.

Rush-Copley Building I was purchased for $25.8 million, exclusive of closing costs. The property, which is located on the campus of Rush Copley’s Aurora Hospital, is leased by four tenants including two affiliated entities within the Rush University Medical Center health system (“Rush-Copley”). Rush-Copley occupies 95.6% of the property, and is part of the Rush-Copley University Health System that carries an investment grade credit rating as determined by a major credit rating agency.

“We are very pleased to add these high quality, strongly performing assets to our growing portfolio.” American Realty Capital Healthcare Advisors Chief Executive Officer Thomas P. D’Arcy said, “The acquisitions are consistent with our strategy of building a balanced and diversified portfolio of predominantly private pay healthcare assets focused on medical office buildings, private pay seniors housing and selected post-acute facilities.”

With these most recent acquisitions, the Companies total portfolio is comprised of 43 properties representing an aggregate investment of $584.2 million. During 2012, consistent with its investment strategy, the company has closed on the acquisition of 29 properties for an aggregate purchase price of $419.7 million. The properties, located in fourteen different states, consist of twenty-one medical office buildings, five seniors housing assets, and three post-acute facilities totaling 1.5 million rentable square feet. The 29 properties are 98.6% leased on a weighted average basis with an average of 10.9 years remaining on the primary lease terms for the non-operating assets.

The table below provides a summary of the seven properties acquired by ARC Healthcare since September 30, 2012 including the properties, healthcare type, major tenant or operator, location, base purchase price, rentable square footage and occupancy:

Property	Healthcare Type	Major Tenant or Operator	Location	Base Purchase Price (thousands)	Rentable Square Footage	Occupancy
Benton House of Palm Coast	Senior Housing	Principal Senior Living Group	Palm Coast, FL	$17,350	104,525	N/A
Benton House of Douglasville	Senior Housing	Principal Senior Living Group	Douglasville, GA	$14,650	40,636	N/A
Benton Village of Stockbridge	Senior Housing	Principal Senior Living Group	Stockbridge, GA	$17,050	86,520	N/A
Benton House of Sugar Hill	Senior Housing	Principal Senior Living Group	Sugar Hill, GA	$16,150	38,571	N/A
Beverly Center	Medical Office	Advocate Health and Hospitals Corporation	Chicago, IL	$16,500	59,345	100%
Rush-Copley Building I	Medical Office	Rush-Copley	Aurora, IL	$25,800	79,344	100%
Benton House of Newnan	Senior Housing	Principal Senior Living Group	Newnan, GA	$20,550	47,550	N/A

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment program. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.

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